Exhibit 99.1

NEWS RELEASE

Contact:	Scott Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES THIRD QUARTER 2007 RESULTS

DELIVERING INCREASED PRODUCTION AND CASH FLOW

Houston, Texas – November 1, 2007 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the third quarter 2007. Sales volumes per day increased 7% over the second quarter 2007 and 10% over the first quarter 2007. Operating cash flow (a non-GAAP measure) increased 35% over the second quarter 2007 and nearly 60% over the first quarter 2007.

Highlights and recent developments:

•	Announced a significant discovery at the Flatrock exploratory prospect in the Gulf of Mexico.

•	Discovery well encountered 8 pay sands totaling 260 net feet;

•

Production test indicated a gross flow rate of approximately 71 million cubic feet of natural gas per day (MMCFD) and 739 barrels of condensate, approximately 17 MMCFED net to PXP. First sales volumes expected in the fourth quarter 2007; and

•	One additional Flatrock well is currently drilling. A second well is expected to begin drilling shortly and a third location has been permitted.

•

In the Flatrock area, a production test at the Hurricane Deep discovery indicated a gross flow rate of approximately 15.4 MMCFD, 3.3 MMCFD net to PXP. First sales volumes expected in the fourth quarter of 2007.

•	Integrated the Piceance Basin properties and completed the first planned Collbran Valley Gas Gathering System (CVGS) compression expansion project in early October. Sales volumes

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averaged 7,200 net barrels of oil equivalent per day (BOEPD) in September, representing a 20% increase to sales volumes at the time of acquisition.

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PXP and Pogo Producing Company (Pogo) each scheduled their respective special stockholder meetings for November 6, 2007. At the meetings the Pogo stockholders will vote on, among other items, the proposed merger with PXP and the PXP stockholders will vote on, among other items, the issuance of PXP common stock to Pogo stockholders pursuant to the merger.

THREE MONTHS ENDED SEPTEMBER 30

PXP reported third quarter 2007 net income of $32.9 million, or $0.45 per diluted share, on revenues of $299.0 million, compared to the third quarter 2006 net income of $272.7 million, or $3.50 per diluted share, on revenues of $280.9 million. Third quarter 2006 results included a $345.5 million pre-tax gain on sale of oil and gas properties.

Sales volumes during the third quarter 2007 increased 7% to 57,100 BOEPD from 53,500 BOEPD in the second quarter 2007. A full quarter of Piceance Basin volumes combined with slightly higher California volumes more than offset lower Gulf Coast volumes. Sales volumes for third quarter 2007 were lower than the prior year quarter due primarily to asset sales completed at the end of the third quarter 2006.

Operating cash flow, a non-GAAP measure, during the third quarter 2007 increased 35% to $145.8 million from $107.7 million in the second quarter of 2007. Operating cash flow for the third quarter 2007 was lower than the same quarter last year due to increased operating expenses and lower production primarily related to asset sales in the third quarter 2006. An explanation and reconciliation of all non-GAAP financial measures is included at the end of this release.

NINE MONTHS ENDED SEPTEMBER 30

For the first nine months of 2007, PXP reported net income of $78.7 million, or $1.07 per diluted share on revenues of $779.2 million, compared to net income of $213.9 million, or $2.71 per diluted share on revenues of $810.9 million. Results for the nine month period of 2006 included a $345.5 million pre-tax gain on sale of oil and gas properties partially offset by a $299.9 million derivative loss.

Sales volumes for the first nine months of 2007 were lower year-over-year primarily due to asset sales in the third quarter 2006. PXP reported 54,200 BOEPD for the first nine months of 2007 compared to 61,000 BOEPD for the first nine months of 2006.

Oil and gas capital expenditures, excluding acquisitions, were $573 million for the first nine months of 2007 compared to $474 million for the prior year period. The increase is primarily attributed to additional exploratory drilling in the Gulf of Mexico and development drilling in the Piceance basin.

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DEVELOPMENT - OPERATIONS UPDATE

In the Piceance Basin of Colorado, PXP’s third quarter sales volumes averaged 5,700 net BOEPD. Stage one of a planned expansion project on CVGS was completed in late August while stage two was completed in early October. Sales volumes averaged 7,200 net BOEPD in September. PXP is operating five drilling rigs and drilled a total of 26 successful wells during the third quarter and plans to drill 20 to 30 wells during the fourth quarter.

In the Gulf Coast region, PXP’s third quarter sales volumes averaged 2,700 net BOEPD. In the Gulf of Mexico Flatrock area, completion operations are underway at both the Flatrock discovery well (South Marsh Island Block 212 #228, PXP 30% working interest) and the Hurricane Deep discovery well (South Marsh Island Block 217 #226, PXP 30% working interest) with first production for both expected in the fourth quarter of this year using existing infrastructure in the area. At the Hurricane Deep discovery, as recently announced by the operator, the production test, which was performed in the Gyro section, indicated a gross flow rate of approximately 15.4 MMCFD, 3.3 MMCFD net to PXP. At Flatrock as recently announced by the operator, the production test, which was performed in the Operc section, indicated a gross flow rate of approximately 71 MMCFD and 739 barrels of condensate, approximately 17 MMCFED net to PXP. One additional Flatrock well is currently drilling. A second well is expected to begin drilling shortly and a third location has been permitted. The three additional locations provide further options for development of the multiple reservoirs found in the Rob-L and Operc sections.

In the San Joaquin Valley, PXP’s third quarter sales volumes averaged 22,700 net BOEPD. The 2007 plan includes continued development and expansion of the Midway Sunset and Cymric Fields. A total of 50 producer and 17 steam injection wells were drilled during the third quarter. Our 2007 drilling activity continues to concentrate on steam-enhanced recovery development of the Diatomite, Marvic, Spellacy and Potter formations in the Midway Sunset Field and the Diatomite and Tulare formations in the Cymric Field.

In the Los Angeles Basin, PXP’s third quarter sales volumes averaged 13,500 net BOEPD. Two wells were drilled during the third quarter in the Las Cienegas Field. Drilling activity during the fourth quarter will concentrate on the Las Cienegas Field.

Offshore California, PXP’s third quarter sales volumes averaged 12,500 net BOEPD. Much of the activity on these assets this year will concentrate on maintaining production through well workovers and recompletions.

EXPLORATION - OPERATIONS UPDATE

In the Gulf of Mexico Flatrock area, the Cottonwood Point exploratory prospect (Vermilion Block 31 #26, PXP 40% working interest) was drilled to a total depth of nearly 20,000 feet and will be completed in the Rob-L section. As previously announced, wireline logs indicated the well encountered 43 feet of net hydrocarbon bearing sands over an approximate 92-foot gross interval in the upper Rob-L section.

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Also in the Flatrock area, the Mound Point South exploratory prospect (Louisiana State Lease 340 #5, PXP 24.4% working interest) was drilled to a total measured depth of 21,056 feet. As previously announced, wireline logs have indicated the well encountered a potential 15 feet of net hydrocarbon bearing sands over 47-foot gross interval in the Gyro section. The Mound Point South well was temporarily abandoned while PXP and its partners consider future operations for this well.

The Cas exploratory well (South Timbalier Block 70 #1) was drilled to a true vertical depth of 24,285 feet. Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons.

The Shell-operated Vicksburg exploration prospect (De Soto Canyon Block 353, PXP 17.5% working interest) was drilled to a depth of approximately 25,400 feet. The well has been temporarily abandoned while drilling results are analyzed.

The PXP-operated Buckhorn Prospect (South Pass 19) and the Chevron-operated Bob North prospect (Mississippi Canyon Block 860) are drilling. The Woodside-operated Terrebonne prospect (Green Canyon Block 452) is expected to commence drilling in the fourth quarter of this year.

PROPOSED MERGER WITH POGO PRODUCING COMPANY

On July 17, 2007 PXP announced it entered into a definitive agreement to acquire Pogo (NYSE: PPP) in a stock and cash transaction valued at approximately $3.6 billion, based on PXP’s July 16, 2007 stock price. Under the terms of the definitive agreement, Pogo stockholders will receive 0.68201 shares of PXP common stock and $24.88 of cash for each share of Pogo common stock. Pogo stockholders will have the right to elect to receive cash, Plains common stock, or both subject to pro-ration if either the cash or stock selection is oversubscribed. When completed, PXP will issue approximately 40 million shares of common stock and pay approximately $1.5 billion in cash.

As previously announced PXP and Pogo have each scheduled their respective special stockholder meetings for November 6, 2007. At the meetings the Pogo stockholders will vote on, among other items, the proposed merger with PXP and the PXP stockholders will vote on, among other items, the issuance of PXP common stock to Pogo stockholders pursuant to the merger. Shareholders of record, as of the close of business on September 25, 2007, are entitled to vote at the respective special stockholder meetings. The transaction is expected to close on or near that date.

OUTLOOK

Oil and gas capital expenditures, excluding acquisitions, are expected to be $850 million to $950 million for the year ended 2007. The increase from the previous estimate is primarily attributed to additional development spending associated with the recent Gulf of Mexico exploration successes, higher capitalized costs related to the Piceance properties and two months of capital related to Pogo.

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THIRD QUARTER EARNINGS CONFERENCE CALL

PXP will host a conference call today November 1, 2007 at 9:00 a.m. Central to discuss results and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through November 15, 2007 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, conference call and replay ID: 9333047. Slides for the conference call will be available in the Investor Information section of PXP’s website, http://www.pxp.com, during the conference call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, Colorado, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

* completion of the proposed merger,

* effective integration of the two companies,

* reserve and production estimates,

* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we

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will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

PXP AND POGO HAVE FILED A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING PXP, POGO AND THE ACQUISITION. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SENT TO SECURITY HOLDERS OF PXP SEEKING THEIR APPROVAL OF THE ISSUANCE OF SHARES OF PXP STOCK TO BE USED AS MERGER CONSIDERATION AND SECURITY HOLDERS OF POGO SEEKING THEIR APPROVAL OF THE ACQUISITION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED BY PXP AND POGO WITH THE SEC AT THE SEC’S WEBSITE AT http://WWW.SEC.GOV.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PXP) MAY ALSO BE OBTAINED FOR FREE FROM PXP BY DIRECTING A REQUEST TO PLAINS EXPLORATION & PRODUCTION COMPANY, 700 MILAM, SUITE 3100, HOUSTON, TX 77002, ATTENTION: JOANNA PANKEY; TELEPHONE: (713) 579-6000, E-MAIL: JPANKEY@PXP.COM.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO POGO) MAY ALSO BE OBTAINED FOR FREE FROM POGO BY DIRECTING A REQUEST TO POGO PRODUCING COMPANY, 5 GREENWAY PLAZA, SUITE 2700, HOUSTON, TX 77046, ATTENTION: CLAY JEANSONNE, TELEPHONE: (713) 297-5000, E-MAIL: JEANSONC@POGOPRODUCING.COM.

PXP, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from PXP’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of PXP stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

Pogo, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Pogo’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated April 20, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

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Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Oil sales	$276,096	$253,844	$713,197	$718,841
Gas sales	22,696	26,724	63,441	89,879
Other operating revenues	177	339	2,571	2,192

	298,969	280,907	779,209	810,912

Costs and Expenses
Production costs
Lease operating expenses	52,696	50,355	147,471	137,258
Steam gas costs	22,349	15,707	76,630	41,327
Electricity	11,197	9,991	29,464	28,777
Production and ad valorem taxes	5,118	6,991	15,419	19,795
Gathering and transportation expenses	3,026	2,291	4,432	5,947
General and administrative	22,007	31,493	74,417	92,530
Depreciation, depletion and amortization	69,731	50,844	180,932	151,528
Accretion	2,297	2,564	6,832	7,506
Gain on sale of oil and gas properties	—	(345,480)	—	(345,480)

	188,421	(175,244)	535,597	139,188

Income from Operations	110,548	456,151	243,612	671,724
Other Income (Expense)
Interest expense	(18,165)	(22,178)	(35,223)	(57,182)
Gain (loss) on mark-to-market derivative contracts	(39,155)	12,340	(75,582)	(299,902)
Gain on termination of merger agreement	—	—	—	37,902
Other	(372)	500	952	2,120

Income Before Income Taxes and Cumulative Effect of Accounting Change	52,856	446,813	133,759	354,662
Income tax (expense) benefit
Current	2,183	(47,490)	2,183	(56,247)
Deferred	(22,179)	(126,630)	(57,194)	(82,319)

Income Before Cumulative Effect of Accounting Change	32,860	272,693	78,748	216,096
Cumulative effect of accounting change, net of tax benefit	—	—	—	(2,182)

Net Income	$32,860	$272,693	$78,748	$213,914

Earnings per share
Basic
Income before cumulative effect of accounting change	$0.45	$3.56	$1.09	$2.77
Cumulative effect of accounting change	—	—	—	(0.03)

Net income	$0.45	$3.56	$1.09	$2.74

Diluted
Income before cumulative effect of accounting change	$0.45	$3.50	$1.07	$2.74
Cumulative effect of accounting change	—	—	—	(0.03)

Net income	$0.45	$3.50	$1.07	$2.71

Weighted Average Shares Outstanding
Basic	72,859	76,622	72,499	77,911

Diluted	73,811	77,802	73,526	78,802

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Plains Exploration & Production Company

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Daily Average Volumes
Oil and liquids sales (Bbls)	47,482	53,043	47,233	52,815
Gas (Mcf)
Production	63,768	62,266	48,108	63,782
Used in steam operations	6,096	16,721	6,313	14,732
Sales	57,672	45,545	41,795	49,050
BOE
Production	58,110	63,421	55,251	63,445
Sales	57,094	60,634	54,199	60,990
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$75.15	$70.54	$66.19	$68.25
Gas	6.18	6.62	6.84	7.44
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$63.19	$59.51	$55.31	$57.46
Gas (per Mcf)	4.28	6.38	5.56	6.71
Per BOE	56.89	56.85	52.49	55.16
Cash Margin per BOE (1)
Oil and gas revenues	$56.89	$50.30	$52.49	$48.57
Costs and expenses
Lease operating expenses	(10.04)	(9.03)	(9.96)	(8.24)
Steam gas costs	(4.26)	(2.82)	(5.18)	(2.48)
Electricity	(2.13)	(1.79)	(1.99)	(1.73)
Production and ad valorem taxes	(0.97)	(1.25)	(1.04)	(1.19)
Gathering and transportation	(0.58)	(0.41)	(0.30)	(0.36)

Gross margin before DD&A (GAAP)	38.91	35.00	34.02	34.57
Hedging expense included in oil and gas revenues	—	6.55	—	6.58
Cash derivative settlements
Oil and gas production	(4.88)	(4.05)	(5.10)	(4.02)
Natural gas purchases	—	(0.52)	—	(0.51)

Cash margin (Non-GAAP)	$34.03	$36.98	$28.92	$36.62

(1)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$4,597	$899
Accounts receivable	148,560	113,193
Inventories	12,254	12,394
Deferred income taxes	51,637	51,084
Other current assets	7,986	7,226

	225,034	184,796

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	3,607,209	2,624,277
Not subject to amortization	697,675	142,096
Other property and equipment	80,084	41,392

	4,384,968	2,807,765
Less allowance for depreciation, depletion and amortization	(878,779)	(700,241)

	3,506,189	2,107,524

Goodwill	153,093	158,515

Other Assets	75,259	12,393

	$3,959,575	$2,463,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$207,878	$131,639
Commodity derivative contracts	76,550	95,162
Royalties and revenues payable	42,349	38,159
Stock appreciation rights	49,687	57,429
Interest payable	17,087	1,143
Income tax payable	—	94,272
Other current liabilities	40,262	42,388

	433,813	460,192

Long-Term Debt
Revolving credit facility	480,000	235,500
7 3/4% Senior Notes	600,000	—
7% Senior Notes	500,000	—

	1,580,000	235,500

Other Long-Term Liabilities
Asset retirement obligation	144,024	133,420
Commodity derivative contracts	35,842	18,114
Other	17,183	19,040

	197,049	170,574

Deferred Income Taxes	500,012	466,279

Stockholders’ Equity
Common stock	805	792
Additional paid-in capital	1,049,836	964,472
Retained earnings	543,990	463,864
Treasury stock, at cost	(345,930)	(298,445)

	1,248,701	1,130,683

	$3,959,575	$2,463,228

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$32,860	$272,693	$78,748	$213,914
Items not affecting cash flows from operating activities
Gain on sale of oil and gas properties	—	(345,480)	—	(345,480)
Depreciation, depletion, amortization and accretion	72,028	53,408	187,764	159,034
Deferred income taxes	22,179	126,630	57,194	82,319
Cumulative effect of adoption of accounting change	—	—	—	2,182
Commodity derivative contracts	39,155	24,205	75,582	409,534
Noncash compensation	4,960	9,176	20,150	32,594
Other noncash items	251	(16)	220	(64)
Change in assets and liabilities from operating activities	(26,922)	73,773	(133,897)	66,119

Net cash provided by operating activities	144,511	214,389	285,761	620,152

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(218,132)	(167,371)	(476,314)	(456,796)
Acquisition of Piceance Basin properties	(1,532)	—	(975,407)	—
Proceeds from property sales, net	—	850,427	—	850,427
Derivative settlements	(25,616)	(25,463)	(74,759)	(68,194)
Additions to other property & equipment	(4,424)	(2,932)	(28,588)	(7,467)
Other	(7,438)	—	(10,869)	—

Net cash provided by (used in) investing activities	(257,142)	654,661	(1,565,937)	317,970

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	533,315	453,800	1,989,565	1,182,700
Repayments	(428,315)	(684,800)	(1,745,065)	(1,454,700)
Proceeds from long-term debt issue	—	—	1,100,000	—
Costs incurred in connection with financing arrangements	(265)	—	(18,182)	—
Purchase of treasury stock	—	(100,817)	(47,485)	(100,817)
Derivative settlements	—	—	—	(28,579)
Other	1,700	3,613	5,041	3,971

Net cash provided by (used in) financing activities	106,435	(328,204)	1,283,874	(397,425)

Net increase (decrease) in cash and cash equivalents	(6,196)	540,846	3,698	540,697
Cash and cash equivalents, beginning of period	10,793	1,403	899	1,552

Cash and cash equivalents, end of period	$4,597	$542,249	$4,597	$542,249

Plains Exploration & Production Company

Summary of Open Derivative Positions

at November 1, 2007

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2007
Nov - Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2008
Jan - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
2009
Jan - Dec	Put options	32,500 Bbls	$55.00 Strike price	WTI

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months ended September 30, 2007, June 30, 2007, March 31, 2007 and September 30, 2006. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the effect of current income taxes on the gain on the sale of oil and gas properties and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$144.5	$121.3	$20.0
Changes in operating assets and liabilities	26.9	12.0	95.0
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.6)	(25.6)	(23.5)

Operating cash flow (Non-GAAP)	$145.8	$107.7	$91.5

	Three Months Ended September 30,
	2007	2006
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$144.5	$214.4
Changes in operating assets and liabilities	26.9	(73.8)
Current income taxes on gain on sale of oil and gas properties	—	54.9
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.6)	(25.5)

Operating cash flow (Non-GAAP)	$145.8	$170.0

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